Exhibit 99.1

BLUE MARTINI SOFTWARE ANNOUNCES FINANCIAL RESULTS FOR THE

FIRST QUARTER OF 2003

License Revenue, Net Loss and Cash Burn Improved Over 2002

SAN MATEO, Calif., (April 22, 2003) – Blue Martini Software, Inc. (NASDAQ: BLUE) today reported financial results for the first quarter of 2003. Total revenues were $7.7 million for the first quarter of 2003 compared to $8.5 million for the first quarter of 2002 and $8.1 million for the fourth quarter of 2002. License revenues for the first quarter of 2003 were $1.8 million compared to $1.0 million for the first quarter 2002 and $1.9 million for the fourth quarter of 2002.

Blue Martini Software reported net loss of $5.4 million, or $0.51 per share, for the first quarter of 2003 a significant improvement over net loss of $7.3 million, or $0.76 per share, for the first quarter of 2002 and net loss of $10.5 million, or $1.00 per share, for the fourth quarter of 2002.

Blue Martini Software had cash, cash equivalents and short-term investments totaling $55.9 million at March 31, 2003, a decrease of $4.9 million in the first quarter of 2003, a significant improvement over the decrease of $8.6 million in the first quarter of 2002 and the decrease of $10.5 million in the fourth quarter of 2002.

For additional information on Blue Martini Software’s reported results, see the accompanying financial tables.

“I am pleased with our dramatic improvement in both net loss and cash burn,” said Monte Zweben, Chairman and CEO, Blue Martini Software. “These results show that we continue to manage the business prudently. Our fiscal management, combined with the new sales and executive leadership announced today, provide a solid foundation as we continue to improve execution and focus on increasing license revenues.”

Blue Martini Software’s first-quarter financial results will be discussed Tuesday, April 22, 2003 at 4:30 pm ET/1:30 pm PT and available by calling (703) 871-3597 at least 5 minutes prior to the start time, or by logging in to the investor relations section at www.bluemartini.com. A replay of the webcast will be available at least through May 5, 2003 at the Company’s website or by dialing 703-925-2435, passcode # 6478217.

About Blue Martini Software: Blue Martini provides software that fundamentally improves the way companies sell and market. Our Intelligent Selling Systems incorporate the expertise of a company’s top sales and marketing people into applications that slash the cost of sales and marketing while simultaneously increase revenues. Blue Martini applications help direct salespeople, channel salespeople and retail salespeople sell. They also help end customers serve themselves. For example, direct and indirect sales teams use Blue Martini applications to perform needs analysis, quote a solution, and deliver a customer-ready proposal without requiring large teams of experts. Retail sales and marketing personnel use Blue Martini applications to proactively contact customers to increase store traffic. Customers help themselves using Blue Martini web applications, both online and in stores. Companies implement Blue Martini Intelligent Selling Systems in as little as thirty days, and achieve full ROI in as little as ninety days. Leading retailers Carrefour, Debenhams, Kohl’s, Menards and Saks Fifth Avenue, and leading manufacturers DuPont, Hewlett-Packard, Lanier, Panasonic and Rhodia have selected our Intelligent Selling Systems to gain competitive advantage and fundamentally improve how they sell. With worldwide headquarters in San Mateo, California, Blue Martini Software can be reached at 650-356-4000 or www.bluemartini.com.

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Note to editors: “Blue Martini” and “Blue Martini Software” are trademarks of Blue Martini Software, 2600 Campus Drive, San Mateo, CA 94403. Other product and company names mentioned in this news release may be the trademarks of their respective owners and are mentioned for identification purposes only.

This news release regarding Blue Martini Software’s first-quarter 2003 financial results includes forward-looking statements, based on current expectations, that involve risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: risks associated with the development and licensing of software generally, including potential delays in software development or release and technical difficulties in software deployment or use; competition and technological changes and developments; and financial and other impacts of staffing reductions and other cost control measures. Details on these risks are set forth in Blue Martini Software’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). These filings are available on a website maintained by the SEC at www.sec.gov. Blue Martini Software assumes no obligation to update the information in this news release.

Contacts:

Investors: Tracy Vernali, 650-356-7638 or ir@bluemartini.com

Media: Andrew Hoerner, 650-356-4395 or ahoerner@bluemartini.com

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FINANCIAL TABLES FOLLOW

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BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2003	2002
Revenues:
License	$1,756	$1,029
Service	5,901	7,480

Total revenues	7,657	8,509
Cost of revenues:
License	318	621
Service	4,117	5,222

Total cost of revenues	4,435	5,843

Gross profit	3,222	2,666

Operating expenses:
Sales and marketing	4,253	6,931
Research and development	2,484	3,545
General and administrative	1,804	1,636
Amortization of deferred stock compensation	468	(2,018)
Restructuring charges	—	703

Total operating expenses	9,009	10,797
Loss from operations	(5,787)	(8,131)
Interest income and other, net	356	877

Net loss	$(5,431)	$(7,254)

Basic and diluted net loss per common share	$(0.51)	$(0.76)

Shares used in computing basic and diluted net loss per common share	10,550	9,560

BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$55,854	$60,750
Accounts receivable, net	5,586	5,766
Prepaid expenses and other current assets	1,051	1,575

Total current assets	62,491	68,091
Property and equipment, net	586	599
Intangible and other assets, net	781	902

Total assets	$63,858	$69,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$448	$706
Accrued employee compensation	5,386	5,603
Accrued restructuring charges	967	1,045
Other current liabilities	4,739	5,396
Deferred revenues	4,155	3,306

Total current liabilities	15,695	16,056
Accrued restructuring charges, less current portion	2,131	2,431

Total liabilities	17,826	18,487
Stockholders’ equity:
Common stock and additional paid-in-capital (10,656 and 10,564 shares outstanding in 2003 and 2002, respectively)	255,301	255,301
Deferred stock compensation	(605)	(1,311)
Accumulated other comprehensive income	(234)	114
Accumulated deficit	(208,430)	(202,999)

Total stockholders’ equity	46,032	51,105

Total liabilities and stockholders’ equity	$63,858	$69,592